Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-176444) of Brightcove Inc. our report dated June 10, 2010, except for the net loss per share information included in Note 2 and the consolidated statements of operations and Note 12 to the consolidated financial statements, as to which the date is August 23, 2011, relating to the financial statements of Brightcove Inc. which appears in such Registration Statement. We also consent to the reference to us in the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 6, 2011